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             CONSENT OF KPMG PEAT MARWICK LLP, INDEPENDENT AUDITORS

We consent to incorporation by reference in the Registration Statements (File Numbers 33-20181, 33-35182, 2-90595, 33-44477, 33-65024, 33-23899, and
33-45822 on Form S-8 and File Number 33-43574 on Form S-3) of Chiron Corporation and in the related prospectuses of our report dated February 17, 1995, relating to the consolidated balance sheet of Chiron Corporation and subsidiaries as of December 31, 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended, and the related schedule, which report appears in the December 31, 1994, annual report on Form 10-K of Chiron Corporation and to the reference to our firm under the heading "Experts" in the December 11, 1995 prospectus related to the Registration Statement No. 33-43574 filed on Form S-3.


                                                         KPMG Peat Marwick LLP


San Francisco, California
December 8, 1995